Exhibit 99.11

Ibrutinib differentially interferes with surface IgM and IgD BCR signaling kinetics in Chronic Lymphocytic Leukemia.

Elisa ten Hacken1,2, Cristina Scielzo2, William G. Wierda1, Michael J. Keating1, Susan O’Brien1, Paolo Ghia2, Federico Caligaris-Cappio2 and Jan A. Burger1

1 Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX
2 Universita’ Vita-Salute San Raffaele, Milano, Italy

B cell receptor (BCR) signaling is a driving event in Chronic Lymphocytic Leukemia (CLL) progression. Most CLL cells express both surface IgM (sIgM) and sIgD molecules, and previous reports showed heterogeneous responses to anti-IgM stimulation: CLL cells carrying IGHV unmutated-BCRs are highly responsive in terms of intracellular signaling activation, while cells with IGHV-mutated receptors are usually anergic to BCR cross-linking. In contrast, it has been described that almost all CLL cells retain responsiveness to sIgD, suggesting that sIgD signaling may not be the most relevant event in disease progression and heterogeneity. As the clinical significance of these mechanisms still needs to be unraveled, in the present study we analyzed the kinetics of BCR signaling activation following either sIgM or sIgD stimulation in CLL cells. The activation of HS1 protein, along with BCR proximal kinases (i.e. SRC/LYN and BTK) and the downstream effector ERK, was tested by Western Blot and flow-cytometry analysis up to 60 minutes following receptor engagement. HS1 protein was chosen as an early marker of BCR signaling and cytoskeletal activation (ten Hacken E et al., Blood 2013), also in the light of its prognostic relevance, as HS1 hyperphosphorylation correlates with a dismal clinical outcome of patients.

Purified B cells from 16 primary CLL samples were stimulated with either soluble anti-IgM or anti-IgD  and the level of HS1 activating tyrosine (Y)397 phosphorylation was analyzed at different time points (2, 5, 15, 30, 60 minutes) by densitometric analysis of Western Blot results or Mean Fluorescent Intensity analysis of flow cytometry data. HS1 activation peaked after 2-5 minutes following stimulation, and then returned to baseline at later time points with different patterns. In 13/16 samples, we observed a protracted HS1 phosphorylation after anti-IgM stimulation.  In contrast, 6/16 samples showed protracted HS1 phosphorylation after anti-IgD stimulation, while 10/16 samples showed a very transient HS1 activation that rapidly returned to baseline. The activation kinetics of the other signaling molecules (i.e. SRC/LYN, BTK and ERK) was in line with that of HS1. As protracted BCR signaling activation is linked to cell cycle entry and proliferation, the protracted IgD signaling observed in some patients suggests that not only IgMs, but also IgDs may have pathogenetic relevance in CLL progression and heterogeneity.

We then analyzed how the BTK inhibitor ibrutinib affects BCR signaling activation kinetics and analyzed phosphoprotein activation patterns in 10 CLL samples after 1 hour pretreatment with ibrutinib and up to 60 minutes following anti-IgM and anti-IgD stimulation. Both IgM and IgD-induced phosphorylation of HS1, SRC/LYN, BTK and ERK was reduced by ibrutinib treatment, demonstrating that ibrutinib is effective in blocking signaling pathways downstream not only of IgM receptors, as previously demonstrated, but also downstream of IgDs. Interestingly, in 7/10 samples, HS1 partially retained the ability to be phosphorylated after BCR triggering following 1-hour ibrutinib treatment and 5-minute anti-IgM or anti-IgD stimulation, suggesting that HS1 activation can bypass BTK kinase inhibition at least at early time points following receptor stimulation.  A broad analysis on a large cohort of patients will further allow the correlation between BCR signaling molecule activation and cell viability with molecular/cytogenetic prognostic factors.

Overall, these results show that sIgM stimulation of CLL cells promotes protracted activation of BCR signaling, which can only be observed in a restricted set of patients after sIgD stimulation. These observations support the notion that sIgM signaling may be more relevant for CLL progression, but also suggest that sIgD signaling may contribute to CLL pathogenesis in selected patients. Both signaling pathways can be inhibited by ibrutinib, further supporting the effectiveness of ibrutinib in inhibiting BCR signaling in CLL.